Exhibit 10.2

ROGERS™

ROGERS CABLE COMMUNICATIONS INC.

- and –

CANCABLE INC.

for the provision of

INSTALLATON AND SERVICE ACITIVITIES

(USING FSMS TECHNOLOGY)

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MASTER INSTALLATION AND SERVICE AGREEMENT

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DATED AS OF THE 1ST DAY OF MARCH, 2009

# MASTER INSTALLATION AND SERVICE AGREEMENT

**THIS AGREEMENT** made the 1st day of March, 2009, between Rogers Cable Communications Inc. ("Rogers"), a corporation incorporated under the laws of Ontario and having its principal place of business at 333 Bloor Street East, Toronto, Ontario M4W 1G9 and Cancable Inc. ("Contractor"), a corporation incorporated under the laws of Ontario and having its principal place of business at 2321 Fairview Street, Suite 100, Burlington, Ontario, L7R 2E3.

**RECITALS:**

Rogers wishes to retain Contractor to perform among other things, certain installation, disconnection, audit, marketing, sales and service activities for Rogers on the terms and conditions hereinafter set out.

**NOW THEREFORE**, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rogers and Contractor agree as follows:

## ARTICLE 1
## INTERPRETATION

1.1 **Definitions.** The following terms shall apply to this Agreement and shall have the meanings set forth below, unless the context requires otherwise:

**"Acceptance"** means when Services have been completed by Contractor, and, whenever possible, demonstrated satisfactorily to the Rogers' customer. Acceptance also includes the correction, to the Rogers' customer's satisfaction, of any installation and/or service deficiency that may be found at a Site, with special emphasis on the elimination of any worn or corroded Materials that are likely to lead to problems in the services Rogers provides to its customers in the future.

**"Act of Insolvency"** means any of the following acts:

(a) a Party admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

(b) a Party ceases to carry on business in the ordinary course;

(c) a Party institutes any proceeding, takes any corporate action, or executes any agreement to authorise its participation in or the commencement of any proceeding seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganisation, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganisation or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of

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its properties and assets; or

(d) a creditor or any other Person privately commences any proceeding against or affecting a Party (except during any period up to a maximum of sixty (60) days during which such proceeding is being contested in good faith by appropriate proceedings by such Party) seeking: (i) to adjudicate it a bankrupt or insolvent; (ii) liquidation, dissolution, winding-up, reorganisation, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganisation or compromise of debts or other similar laws; or (iii) appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets.

**"Affiliate(s)"** means, with respect to any Person, any entity that directly or indirectly controls or is controlled by or is under direct or indirect common control with the Person or any entity which is directly or indirectly controlled by an entity which controls the Person.

**"Agreement"** means this Agreement, including the Schedules to this Agreement, as it or as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular article, section or other portion of this Agreement.

**"Business Conduct Guidelines"** means the guidelines attached as Schedule 9 hereto.

**"Business Day"** means Monday to Friday, inclusive, except statutory or civic holidays observed in the Province of the Place of the Services and any other holidays observed by the industry at the Place of the Services.

**"Confidential Information"** of a Party means any and all material and information of a Party (in this definition called the "**Disclosing Party**") or its Affiliates which has or will come into the possession or knowledge of the other Party (in this definition called the "**Recipient Party**") in connection with or as a result of entering into this Agreement including the terms and existence of this Agreement, and information concerning the Disclosing Party's or its Affiliates' past, present and future customers, suppliers, and business. For the purposes of this definition, "information" and "material" includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programmes, designs, schematics, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. Notwithstanding the foregoing, "Confidential Information" does not include the following information:

(a) information which is in the public domain when it is received by or becomes known to the Recipient Party or which subsequently enters the public domain through no fault of the Recipient Party (but only after it enters the public domain);

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(b) information which is already known to the Recipient Party at the time of its disclosure to the Recipient Party by the Disclosing Party and is not the subject of an obligation of confidence of any kind;

(c) information which is received by the Recipient Party in good faith without an obligation of confidence of any kind from a third Person who the Recipient Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Recipient Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received;

(d) information which is independently developed by the Recipient Party without any use of or reference to the Confidential Information of the Disclosing Party and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and

(e) information which is not subject to an obligation of confidence of any kind when released, disclosed, made available or communicated by the Disclosing Party to a third party.

**"Consignment"** means the act of Rogers providing to Contractor various materials, including Devices, to be utilised in Contractor's performance of Services pursuant to this Agreement.

**"Contract Price"** is the amounts set out in or calculated in accordance with the Schedules to this Agreement.

**"Customer"** means any individual, family, or business, that is currently receiving or has requested Rogers products or services.

**"Customer Service Manager"** means a Person appointed by Rogers to represent Rogers, whose duties may include general direction and guidance to Contractor in the performance of the Services and Inspection and Acceptance of Services.

**"Day"** or **"Days"** means calendar day(s).

**"Devices"** collectively, means "Digital Set Top Boxes," "Converters", "Descramblers," "Handheld Controllers," keyboards, modems, and other terminal devices as may be used by Rogers in the provision of services to its customers.

**"Effective Date"** means February 1, 2009.

**"Inspection"** means the audit or inspection of the Services, or a portion thereof, as outlined in Article 4– Rejected Services, Section 4.1 – Inspection of Services.

**"Intellectual Property Rights"** means:

(a) any and all proprietary rights provided under, (i) patent law, (ii) copyright law, (iii) trade-mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other statutory provision or common

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law principle applicable to this Agreement, including trade secret law, which may provide a right in either ideas, designs, drawings, formulae, algorithms, concepts, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and

(b) any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing.

**"Manage"** shall mean any operation or set of operations performed upon the Personal Information, whether or not by automatic means, including access, collection, recording, organisation, processing, use, transfer, disclosure, storage, manipulation, combination and deletion of Personal Information.

**"Materials"** means any and all cable, Internet, telephone or related components used by Contractor in completion of the Services.

**"Other Contractors"** means contractors and material suppliers that Rogers may retain in respect of the performance of services, activities and work similar to the Services.

**"Party"** or **"Parties"** means either Rogers or Contractor (as the context indicates) if used in the singular and both Rogers and Contractor if used in the plural.

**"Person"** means any individual, natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, joint venture, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

**"Personal Information"** shall mean any information concerning or relating to a customer, prospective customer or employee of Rogers.

**"Place of the Services"** means a designated address, Site or location of the Services, as identified in the Work Order or otherwise hereunder.

**"Products"** means materials used in completion of the Services, but does not include tools and equipment used to prepare and/or complete the Services.

**"Region"** means the geographically defined Rogers operating division for which the Services are being provided under the terms of this Agreement, as set out in the Schedules. Each Region may consist of one or more Rogers' reporting centres (**"Regional Reporting Centre"**).

**"Services"** means any installation activities, disconnection, audit, inspection, marketing, sales and service activities undertaken at a Site, as set out in a Work Order or as otherwise set out hereunder, performed by Contractor to complete such activities required on the Work Order or as otherwise set out hereunder.

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**"Site(s)"** means a particular location, or locations, as designated by Rogers, from time to time, where all or a portion of the Services will be performed.

**"Specifications"** means the detailed specifications for performing the Services listed or described in a Schedule to this Agreement, as amended from time to time by Rogers.

**"Statement of Work"** or **"SOW"** means a detailed description of the type of Services annexed to Schedule 2 hereto, as same may be amended or supplemented from time to time on written agreement between the Parties.

**"Subcontractors"** means permitted subcontractors and suppliers of Contractor or their respective agents, employees or other Persons other than Contractor who are performing any of the Services.

**"System"** shall mean Rogers' communications systems.

**"Term"** shall have the meaning set forth in Section 13.1.

**"Technician"** means Contractor's employee(s), Subcontractor(s) as directed by Contractor for Regions.

**"Work Order"** means each Rogers' work order relating to Services, as provided to Contractor which may, in Rogers' sole discretion, but without obligation, set out the location(s) of the Site(s) of the Services, describe the Services to be performed, and establish the time at which the Services are to be performed. A Work Order may be distributed in paper format, mobile radio message format, computerised message format (FSMS, etc.) or any other format as determined by Rogers from time to time, including by way of Rogers' purchase order.

1.2 Headings. The division of this Agreement into Articles, Sections and paragraphs, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Extended Meanings. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders. The term "including" and "include" shall mean "including without limitation" and "include without limitation", respectively.

1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action, as the case may be, shall be made or taken on the next Business Day thereafter.

1.5 Currency. Unless otherwise stated, all dollar amounts referred to in this Agreement are in Canadian dollars.

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1.6 **Legal Counsel**. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7 **Remedies Cumulative**. Notwithstanding any other provision of this Agreement and, unless otherwise expressly stated herein, all rights and remedies of Rogers under this Agreement are in addition to Rogers' other rights and remedies and are cumulative, not alternative.

1.8 **Agreement and Schedule Amendment and Supplement.** This Agreement may not be amended or supplemented except by mutual written agreement of, in Rogers' case, at least two authorised representatives of the Parties. Any such agreement shall expressly state that it is intended to amend or supplement, as the case may be, this Agreement. The foregoing does not apply to the Schedules to this Agreement which may be amended from time to time by Rogers, upon thirty (30) Days' prior written notice to Contractor.

1.9 **Schedules to the Agreement**. This Agreement includes and incorporates the following Schedules:

Schedule 1 – Training
Schedule 2 – Statement of Work
Schedule 3 – Commercial Installation Task Code Fees by Region
Schedule 4 – Tools Schedule
Schedule 5 – Rogers Approved Wireless Units
Schedule 6 - Performance
Schedule 7 – Health and Safety Contractor Compliance Programme
Schedule 8 – Statutory Declaration
Schedule 9 – Business Conduct Guidelines
Schedule 10 – Insurance Checklist

1.10 **Words and Abbreviations**. Words and abbreviations that have well known technical trade or industry meanings are used in this Agreement and the Schedules in accordance with such recognised meanings.

1.11 **Use of Drawings and Specifications**. Drawings and Specifications and copies thereof furnished by Rogers are and shall remain the property of Rogers, with the exception of the signed sets belonging to each Party to this Agreement. Such documents are to be used only with respect to the Services and are not to be used for other work. Such documents are not to be copied or revised in any manner without the prior written authorisation of Rogers.

1.12 **Conflict Within Documents**. If there is a conflict between the main body of this Agreement, the Work Order, Schedules or Rogers' purchase orders annexed hereto the order of priority of the aforementioned documents, from highest to lowest, shall be:

- the main body of this Agreement;

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- the Schedules;
- the Work Order;
- the Rogers' purchase orders;
- the "Terms and Conditions" on the reverse side of a Rogers' purchase order.

(a) If there is a conflict between drawings then drawings of larger scale shall govern over those of smaller scale of the same date.

(b) If there is a conflict in dimensions then dimensions shown on drawings shall govern over dimensions scaled from drawings, even though they may differ.

(c) If there is a conflict between documents then later dated documents shall govern over earlier documents of the same type.

1.13 **Interpretation of the Agreement**. Rogers shall be, in the first instance, the interpreter of the requirements of this Agreement and shall make findings as to the performance thereunder by both Parties.

## ARTICLE 2
## CUSTOMER SERVICE MANAGER

2.1 **Customer Service Manager**. Rogers shall have the right to appoint a Customer Service Manager, who may or may not be an employee of Rogers, to furnish general direction and guidance in connection with the performance of the Services and to inspect and determine Acceptance of the entirety of the Services, or any portion thereof. If Rogers appoints a Customer Service Manager, Contractor shall direct all inquiries, including inquiries about the Specifications, Products or any drawings, to the Customer Service Manager. The Customer Service Manager shall have the right to inspect, at any time, the quality and progress of the Services. Contractor agrees to furnish the Customer Service Manager with all necessary information to allow the inspection task to be performed efficiently and effectively. The Customer Service Manager shall not unduly interfere with the progress of the Services.

## ARTICLE 3
## SUPPLY AND PRICING

3.1 **Supply of Services**. Contractor shall perform the Services required by this Agreement and as set out in the Schedules and the Work Order, subject to and in accordance with the terms and conditions herein. Contractor shall perform Services required to complete all Work Orders provided by Rogers to Contractor pursuant to this Agreement and, for greater certainty, such obligation to perform the Work Orders shall not be subject to acceptance by Contractor on a Work Order by Work Order basis.

3.2 **No Subcontractors**. Contractor shall not be entitled to use Subcontractors for any portion of the Services, unless specified otherwise in a Statement of Work or unless the prior written consent of Rogers has been obtained.

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3.3 **Statutory Declaration.** Prior to the commencement of any Services, Contractor shall provide Rogers with a sworn statutory declaration, substantially in the form set out in Schedule 8, to the effect that Contractor has complied with its obligations under the applicable health and safety legislation in force at the Place of the Services.

3.4 **Services Fees and Taxes.** Contractor will perform the Services for the fees set out in Schedule 3 attached and Rogers shall pay Contractor, in accordance with same, and in accordance with the terms and conditions of this Agreement, and such fees may be amended from time to time in accordance with the provisions of this Agreement. The fees set forth in Schedule 3 exclude all applicable taxes, both federal and provincial (specifically excepting taxes based upon the net income of Contractor and taxes arising from the employment or independent contractor relationship between Contractor and its personnel), and Rogers shall pay and Contractor shall remit same to all applicable taxing authorities as required by law. Notwithstanding any other provision of this Agreement, Rogers shall be entitled to withhold from all fees payable to Contractor hereunder all applicable withholding taxes and to remit same to all applicable taxing authorities as required by law.

3.5 **Additional Services.** From time to time Rogers may require Contractor to provide additional Services that have not been included in the Forecast. In the event Rogers requests such additional Services, Contractor shall use commercially reasonable efforts to perform such additional Services. Such additional Services shall be performed in accordance with the provisions of this Agreement. Rogers shall use commercially reasonable efforts to provide Contractor with advance notice of its requirement for any such additional Services.

3.6 **Forecast.** Rogers may provide Contractor a semi-annual, non-binding, rolling forecast containing the estimated Services to be performed by Contractor. For clarity, this forecast is not a commitment on behalf of Rogers.

3.7 **Forecasted Spend.** Rogers may provide Contractor an annual forecasted spend during the applicable calendar year. For clarity, this forecasted spend is not a commitment on behalf of Rogers.

3.8 **Field Service Management System ("FSMS")**

(a) **Requirement for Use of FSMS System.** Contractor shall install the FSMS hardware and software in 100% of its installation and service vehicles, to be used for the in-field / on-site completion of the Services. Each technician performing the Services must have a unit, with the FSMS hardware and software installed ("**Unit**") prior to receiving and while performing the Services. Contractor shall ensure that the Units are maintained and at all times have a working and adequately charged battery in order to use the Unit remotely.

(b) **Payment for FSMS Access.** Subject to Section 3.8(a), Contractor agrees to pay Rogers an upfront fee, for software licensing and access, for each newly purchased

Unit, desktop and/or dispatch terminal (as set out Section 3.8(h)), in the amount of $1,350.00, plus applicable taxes, prior to wireless activation on the Rogers System(s).

In the event that Rogers or Contractor terminates this Agreement in accordance with Article 13 – Term and Termination prior to the Initial Term, Rogers will reimburse Contractor for the licence, on a pro-rated basis. The pro-rated amount will be equal to the original fee multiple by a fraction. The numerator of which is the number of whole month remaining in the Initial Term, and the denominator of which is 12.

(c) **Wireless Access Fees**. Subject to Section 3.8 (a), Contractor is solely responsible for the setup, activation and all monthly billing for any and all wireless fees associated with the Unit. Contractor must notify Rogers prior to any wireless setup and/or activation activity.

(d) **Requirement for Wireless Hardware**. Subject to Section 3.8 (a), to ensure that Rogers maintains consistency of all Devices on the System, as well as the ability to seamlessly upgrade and maintain Rogers' software, Contractor shall purchase a Unit from a Rogers approved vendor. In addition, Contractor shall be required to purchase and use a Rogers approved wireless adapter. Schedule 5 is subject to change, at Rogers' sole discretion, during the Term, as a result of software and System(s) enhancements. Contractor shall be provided with thirty (30) days prior written notice of any change to Schedule 5 by Rogers.

(e) **Installation of Software**. Subject to Section 3.8 (a), Rogers will provide copies of the "Advantex Software" and other software to Contractor for the installation on the Unit.

(f) **Ownership**. Subject to Section 3.8 (a), upon expiration of the Term, or termination thereof, Rogers will retain all rights to, and ownership of, the "Advantex Software" and other application software as it may have been installed by Contractor.

(g) **Terminal Maintenance and Repair**. Subject to Section 3.8(a), Contractor will be responsible for maintenance and repair of the Units during the term of the Agreement. If the Units were purchased from Rogers, Rogers will coordinate any required maintenance with the supplier of the Unit and will extend, to the benefit of Contractor, any warranties provided by that supplier. Contractor shall reimburse Rogers for any out of warranty repair costs that may be incurred. If the Unit is not purchased from Rogers, all maintenance and repair will be the sole responsibility of Contractor. Rogers will not absorb any operational or financial responsibility. It will be Contractor's responsibility to ensure that any maintenance and repair of a Unit is conducted promptly and does not impact Rogers' day to day operations or the ability of Contractor to perform the Services.

(h) **Dispatch Terminal**. In the event that Rogers elects to provide dispatch capabilities to Contractor, it is agreed that Contractor will provide suitable computer(s), personnel and infrastructure at no cost to Rogers. Rogers will provide the necessary communications links and access to establish connectivity for the application systems.

Rogers will provide all mandatory training / certification to support Rogers dispatching process adherence.

(i) **Virus Protection.** Subject to Section 3.8 (a), Contractor shall ensure that each Unit has up to date virus protection software that is configured properly to allow access of the "Advantex Software". Rogers will invoice Contractor for any documented damages caused by Contractor's non-compliance with this Section 3.8.

3.9 **Administration of the Agreement.**

(a) **Rogers Not Responsible for the Means of Services performed.** While Rogers may provide guidance, neither Rogers nor the Customer Service Manager will be responsible for and will not have control or charge of means, methods, techniques, sequences or procedures used in completing the Services, or for safety precautions and programs required for the Services in accordance with the applicable construction safety legislation, other regulations or general construction practice. Neither Rogers nor its Customer Service Manager shall have responsibility for or have control or charge over the acts or omissions of Contractor, Subcontractors, suppliers or their respective agents, employees or any other Persons performing any portion of the Services.

(b) **Authority to Reject Services.** Rogers or the Customer Service Manager shall have authority to reject all or part of the Services which, in their opinion, does not conform to the requirements of this Agreement. Whenever they consider it necessary or advisable, Rogers or its Customer Service Manager will have the authority to require special inspection, audit or testing of the Services, whether or not such Service has been completed.

(c) **Additional Instructions.** During the progress of the Services, Rogers or the Customer Service Manager may furnish to Contractor such additional instructions to supplement this Agreement as may be necessary for the performance of the Services. Additional instructions may be in the form of specifications, drawings, samples or other instructions written or verbal or delivered by a Work Order.

(d) **Inspections.** Rogers or the Customer Service Manager may conduct audits and inspections to determine Acceptance of the Services in accordance with the requirements of Article 8 – Invoicing and Payment.

## ARTICLE 4
## REJECTED SERVICES

4.1 **Inspection of Services.** The Customer Service Manager may arrange for the Inspection of the Services, or a portion thereof, and shall complete such Inspection(s) within sixty (60) Days of the completion of the Services. Rogers shall notify Contractor, within five (5) Business Days of completion of the Inspection of the Services, of any deficiencies in the Services or the supporting documentation. In the event that the Services are not

in accordance with this Agreement or Schedules (including the Specifications) or applicable Work Order, Rogers may reject the Services performed, or a portion thereof, and may give Contractor directions as set out in Section 4.2.

Contractor shall complete its own monthly inspections and audits during the term on 5% of all completed Contractor Services during such month. Contractor shall provide Rogers with detailed reports of such completed monthly inspections and audits within ten (10) Days of the completion of such Inspection, in a form satisfactory to Company.

4.2 **Rejected Services.** Upon determination by Rogers or the Customer Service Manager, that any of the Services are not completed by Contractor in accordance with Section 4.1 above and/or or any other provision herein, Rogers shall have the right to:

(a) direct that Contractor return to the Site and perform required remedial Services; and/or,

(b) withhold payment for that portion of any Service performed as submitted on the Work Order that is unsatisfactory; and/or

(c) reduce payment for that portion of any Service performed as submitted on the Work Order that is unsatisfactory; and/or,

(d) charge Contractor $40.00 or such other amount specified in Schedule 6 for each time such remedial Service is required; and/or,

(e) If Rogers responds to a Customer complaint related to Services provided by Contractor within sixty (60) days of the date the Services were originally performed, Rogers reserves the right to chargeback the Contractor $40.00 or such greater amount that Rogers incurs to complete the remedial work.

4.3 **Correction of Defective Services Prior to Rejection**. If Contractor, at any time, removes or re-executes defective Services already performed pursuant to a previous Work Order, Contractor shall provide Rogers with written notice of the re-performance of such activity at the Site, and notwithstanding any provision in this Agreement, Rogers may charge Contractor $40 or such greater amount that Rogers incurs to complete the remedial work for each time such activities are re-performed.

4.4 **Contractor to Remove or Re-Execute Defective Services.** At Rogers' direction, Contractor shall remove from the Place of the Services and replace or re-execute a defective Service that has been rejected by Rogers or the Customer Service Manager as failing to conform to this Agreement, within two (2) Business Days of receipt of written notice from Rogers or the Customer Service Manager that the Service has been rejected.

4.5 **Contractor to Make Good Damage**. Contractor shall, within five (5) Business Days, make good promptly the work of other parties destroyed or damaged by the removals or replacements specified in Section 4.3, at Contractor's sole expense.

## ARTICLE 5
## CONTRACTOR'S WORKING CONDITIONS

5.1 **Contractor to Pay for Labour.** Contractor shall provide and pay for all labour, Products, tools, construction machinery and equipment, water, heat, light, power, materials, transportation and other facilities and services necessary for the performance of the Services in accordance with this Agreement. Contractor shall ensure, at Contractor's expense, that all of its technicians, employees and approved Subcontractors performing the Services use only Rogers approved materials, tools and equipment. This includes 100% compliance with the FSMS platform, where applicable and as described in Article 3 herein, as well as Rogers approved diagnostic tools according to Rogers' tool specification, as set out in Schedule 4. Proposed changes to Schedule 4 will be reviewed with Contractor thirty (30) Days in advance of such a change.

5.2 **Warehousing.** Contractor agrees to have only one receiving point for all Materials deliveries from Rogers within each Regional Reporting Centre except as previously approved by Rogers.

5.3 **Safety.** Contractor shall be solely responsible for safety at the Place of the Services and for compliance with the rules, regulations and practices required by the applicable construction health and safety legislation in force at the Place of the Services and shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Services. In addition, Contractor shall:

(1) ensure that the measures and procedures prescribed by the applicable health and safety legislation in force at the Place of the Services and any regulations made pursuant thereto are carried out for the Services;

(2) ensure that each of its workers performing the Services complies with the applicable health and safety legislation in force at the Place of the Services and any regulations made pursuant to such legislation;

(3) ensure that the health and safety of all workers performing the Services is protected;

(4) ensure that all persons and work groups are undertaking the Services on a coordinated basis and that the Services are performed safely;

(5) be familiar with and comply with Rogers Health and Safety Standards as periodically amended and provided to Contractor from time to time; and

(6) direct and control all of the Services in a safe manner.

5.4 **Contractor's Health and Safety Responsibilities**. For the purposes of undertaking and completing the obligations set out in Section 5.3, Contractor shall:

(1) have the responsibility to identify and promptly correct, at its own expense, unless otherwise agreed to by the Parties, all safety deficiencies identified by any Person performing the Services;

(2) identify situations which put the safety of Persons performing the Services at risk, including, without limitation, roadside or boulevard work in proximity to traffic, climbing, working within the safe limits of approach, working from aerial platforms, acquiring appropriate locates or exclusion letters, working in and around excavated sites, not following all applicable WHMIS and Transportation of Dangerous Goods regulations and performing the Services in manholes, and promptly direct any Person performing the Services to correct such safety risks;

(3) promptly warn any person or work group performing the Services that the Services will be stopped if the risk identified is not immediately corrected and to stop the Services until the risk identified is corrected;

(4) promptly report to the appropriate authorities any continuing violations of the applicable health and safety legislation in force at the Place of the Services and any regulations which are not immediately corrected;

(5) arrange, at its cost, for a representative of Contractor to attend a yearly "Contractor Compliance Orientation Session" with Rogers' Health and Safety Manager, at a time and place to be advised by Rogers;

(6) submit a completed "Health and Safety Contractor Compliance Programme", to Rogers' Health and Safety Manager upon execution of this Agreement, and on an annual basis, and Contractor must comply with the requirements listed therein;

(7) be a member of the "Electrical and Utilities Safety Association (Ontario)" ("**E&USA**") and participate in the E&USA safety awards program which will be co-ordinated by Rogers' Health and Safety Manager, at a time and place to be advised by Rogers; and if the Initial Term is extended, within twenty (24) months of signing this Agreement, be certified at no less than the Silver Level of the E&USA Zero Quest Program;

(8) submit a copy of all safety procedures and "Material Safety Data Sheets" to Rogers' Health and Safety Manager, upon request by the Rogers' Health and Safety Manager, for an annual review;

(9) ensure that Contractor's employees, and any Subcontractor who may perform any Service are trained in all safety aspects including Work Area Protection, Electrical Awareness, Fall Protection, Ladder Safety and Confined Space Entry;

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(10) Contractor shall ensure the appropriate safety tools and equipments are available and used to perform the Services.

5.5 **Health and Safety Policy**. Contractor agrees to provide, as described in Schedule 7 and as may be requested from time to time by Rogers, evidence of Contractor's existing health and safety policy.

5.6 **Branding and Image**. Subject to Section 14.3 below, Contractor agrees that its employees and permitted Subcontractors shall be required to wear a uniform and appropriate attire for performing the Services, which attire shall include the Rogers' logo embroidered on the shirt, and other attire, as may be reasonably requested by Rogers, bearing the Rogers branding, as delivered to Contractor and as set out in "Rogers' Branding Guidelines", a copy of which has been provided to Contractor. Contractor shall ensure that it and its employees and permitted Subcontractors shall comply with the Canada Labour Code Part 2 with respect to safety wear, and any other laws or regulations that may apply at the Place of the Services.

Rogers may, upon request, require Contractor's owned vehicle(s) to be painted red with Rogers' branding to be displayed in a location on the vehicle, as determined by Rogers. In addition, Rogers may, upon request, require Contractor's owned vehicle(s) to display advertising or notices as determined by Rogers from time to time in locations on the vehicles as determined by Rogers. In the event Rogers requests that Contractor paint any owned vehicles and display Rogers' branding and/or advertising, Contractor shall use such vehicle(s) in the course of performing the Services under the Contract. Rogers shall reimburse Contractor for all reasonable documented costs and expenses associated with the painting of Contractor's vehicles and any associated branding or advertising. Contractor shall make its vehicles available for painting and/or to apply advertising, upon reasonable notice from Rogers.

Contractor (as a "**Licensee**") agrees to comply with "Rogers' Branding Guidelines" as a non-exclusive, non-assignable and non-transferable royalty-free licensee of Rogers for the performance of its obligations under this Agreement. In association therewith, Contractor agrees and acknowledges that it shall comply with standards and specifications as requested by Rogers; and that it shall ensure that its employees and permitted contractors will conduct themselves, while performing the Services, in a good and workmanlike manner so as to maintain and/or enhance the reputation of Rogers. Contractor acknowledges and agrees that it shall not have any ownership in Rogers' trademarks and/or proprietary assets;

As a Licensee, Contractor shall deliver to Rogers a picture of the attire and of any vehicle(s) that bear Rogers' branding at least once per year, showing the date when such use started and the geographical area in which same are used by Contractor. Rogers shall have the right, on twenty-four (24) hours' advance notice to Contractor, acting reasonably, to inspect the premises of Contractor and all uses of Rogers branding, including any materials and records pertaining thereto, in compliance with the applicable provisions of the ***Trademarks Act***. If Rogers determines, in its sole discretion, that the

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uses of Rogers branding, including any materials and records pertaining thereto is not in compliance with the applicable provisions of the ***Trademarks Act*** or such uses are not consistent with the intent of this Agreement, Rogers may, upon five (5) Days' written notice to Contractor, terminate this Agreement. If Rogers terminates this Agreement pursuant to this Section 5.6, Contractor shall be entitled to be paid for Services satisfactorily performed, as determined by Rogers or the Customer Service Manager, in their sole and absolute discretion, up to the date of termination Contractor's obligations under this Agreement as to quality, correction, and warranty of the Services performed by Contractor up to the date of termination shall continue in force after termination.

Contractor agrees to include the following in any use of Rogers' branding by it and/or its employees and permitted Subcontractors including all documentation arising from the performance of the Services which is provided to Rogers' customers, namely: (1) Under contract with: Rogers ™ and (2) *™Trademark of Rogers Communications Inc.*

5.7 **Toxic Substances.** Contractor shall take all commercially reasonable steps, but no less than industry standard level steps, to determine whether any toxic or hazardous substances or materials are present at the Place of the Services, in particular, without limitation, in manholes, and shall provide Rogers with a list of any such substances and materials. If Contractor encounters toxic or hazardous substances or materials at the Place of the Services, or has reasonable grounds to believe that toxic or hazardous substances or materials are present at the Place of the Services, Contractor shall take all reasonable steps, including stopping the Services, to ensure that no person suffers injury, sickness, or death and that no property is damaged or destroyed as a result of exposure to or the presence of the substances or materials, and immediately report the circumstances to Rogers, in writing. If Contractor is delayed in performing the Services or incurs additional costs as a result of taking steps required under this Section 5.7, Contractor shall be reimbursed by Rogers for reasonable direct costs incurred as a result of such delay, but not for special, indirect, incidental or consequential damages of any nature, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit.

5.8 **Areas of the Services to be Tidy.** Where Contractor is performing any installation or disconnection Services, Contractor shall maintain all areas where such Services are being performed in a tidy and safe condition at all times and shall promptly, as the Services progresses and at the completion of each portion of the Services, remove all rubbish and surplus materials that may remain from any part of the Services.

5.9 **Unauthorised Persons.** Contractor shall be responsible for keeping unauthorised Persons off of the Site(s).

5.10 **Workplace Compensation.** Prior to commencing the Services and the issuance of any payments, Contractor shall provide evidence of compliance with workers' compensation legislation, including payments due thereunder. At any time during the Term, when requested by Rogers, Contractor shall provide evidence of compliance by Contractor, in a form satisfactory to Rogers.

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5.11 **Police Record Check**. Contractor shall ensure that Contractor's employees minimizes the risk of an unsafe environment during the performance of Services. For this reason, Contractor shall obtain a satisfactory police background check for each of its employees engaged in providing Services for Rogers. Upon request, Contractor shall provide Rogers a copy of the relevant police background check of the Contractor's employees; and Contractor shall ensure that such police background check is updated annually.

## ARTICLE 6
## PROTECTION OF SITE AND PROPERTY

6.1 **Contractor to Protect Sites**. Contractor shall protect the Site, Rogers' property and property adjacent to the Site or the Place of the Services from damage that may arise as the result of Contractor's operations pursuant to this Agreement.

6.2 **Damage to Services by Contractor**. In the event that Contractor, during the performance of its obligations in this Agreement, damages the Site, the property of Rogers, or property adjacent to the Site, Contractor shall be responsible for promptly making good such damage at Contractor's expense.

## ARTICLE 7
## RESPONSIBILITY FOR MATERIALS

7.1 **Loss or Damage to Rogers' Materials, Tools and Equipments.** Contractor shall be fully responsible for any loss, theft or destruction of or damage to Materials, or tools and equipments supplied by Rogers from the time such Materials, or tools and equipments are supplied to Contractor and until they are installed or returned to Rogers. Contractor shall reimburse Rogers for the full amount of Rogers' invoiced cost of such Materials, or tools and equipments lost, stolen, damaged or destroyed and the lesser of Rogers' repair or replacement costs of such Materials, or tools and equipments damaged which are supplied to Contractor, and Rogers may set off such amounts against any remuneration owing to Contractor.

7.2 **Loss or damage to Consignment Materials and Devices**. Notwithstanding the generality of Contractor's obligations and responsibilities as outlined in Section 7.1 above, Contractor shall be responsible for any loss, theft, damage or destruction of Consignment materials, including but not limited to Devices, as supplied by Rogers. This responsibility shall extend from the date and time of Consignment until the date of deployment or the return of the Consignment material to Rogers.

7.3 **Damage to Customer's Property.** Contractor shall be fully responsible for the damage to customer's property damaged by the Contractor. Contractor shall reimburse the customer for the full amount of such property damage by repair or replacement costs of the property damaged.

7.4 **System Keys and Security Tools.** Rogers will supply to the Contractor sets of system keys and security tools for use by Contractor's employees to access cable pedestals and panel rooms. Contractor shall submit a security process to each Region that describes

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the system keys and security tools will be safeguarded. Contractor is responsible for ensuring the safe and immediate retrieval of such keys when any Contractor's employee is terminated by the Contractor. Rogers reserves the right to audit Contractor's procedures to safeguard such system keys and security tools. Contractor shall compensate Rogers for the full cost or replacing such system keys and security tools in the event of theft or loss thereof.

7.5 **Inventory Control**. Contractor shall submit an inventory control process and inventory report to the Regions. Rogers reserves the right to audit such process and reports. Contractor shall be responsible for a daily reconciliation of all Devices Contractor receives from Rogers by Consignment and shall report any discrepancies to Rogers on a weekly basis. Contractor shall maintain Consignment inventories in a secured and locked location. All such inventories remain the property of Rogers.

7.6 **Periodic Inventory Reconciliation.** Contractor shall participate in periodic inventory count and reconciliation as requested by Rogers, and shall, at a mutually agreed upon time and place, present all Consignment inventories for verification and reconciliation. Rogers reserved the right to audit Rogers' Consignment Materials and Devices used by Contractor from time by time, but no more than once a month.

7.7 **Financial Responsibility for Materials and Consignment Devices.** Contractor shall be financially responsible for the loss, theft, damage or destruction of Rogers' materials and Devices on Consignment from Rogers. Rogers may withhold from any amounts payable to Contractor the equivalent of the replacement value of any such loss, theft, damage or destruction.

7.8 **Product Warranties and Manuals.** Contractor will utilise only Materials and Products approved for use in the "Rogers Approved Parts Catalogue", a copy of which shall be provided to Contractor. In addition, Contractor shall be responsible for obtaining user manuals on behalf of Rogers, from the manufacturer(s).

## ARTICLE 8
## INVOICING AND PAYMENT

8.1 **Invoices**. Subject to Section 3.8 and Contractor's use of FSMS, Services performed pursuant to a Work Order will be automatically invoiced to Rogers through the automated "Accounts Payable Interface" system operated by Rogers and payment will be based upon the task codes used to complete the Work Order in conjunction with the Schedules.

If Section 3.8 does not apply, Rogers will issue a Purchase Order to Contractor for Services to be performed. Contractor shall submit to Rogers monthly invoices, in arrears, on the last day of each calendar month ("Invoice Submission Date") unless specified otherwise in the Work Order and Rogers' Purchase Order, for Services performed by Contractor pursuant to this Agreement, if any, during the month immediately preceding the date of the invoice. If Contractor fails to submit to Rogers

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monthly invoices within 90 days after the date any invoices should have been submitted, Rogers will not accept and Contractor will not be entitled to payment for such invoices. Each invoice so submitted by Contractor to Rogers in this manner shall be in writing and shall include at least the following information:

(1) Purchase Order Number;
(2) invoice date and number;
(3) Contractor's full name and address, telephone number and facsimile number;
(4) the name of the Customer Service Manager and his/her ten (10) digit telephone number;
(5) the Rogers Work Order number(s) or Rogers' purchase order number(s);
(6) description of the Service, including Site name;
(7) the total amount due, less the applicable holdbacks calculated in accordance with the construction lien legislation applicable at the Place of the Services and any charges pursuant to Section 4.2;
(8) Contractor's goods and services tax registration number and any other applicable sales, use or consumption tax registration numbers;
(9) the portion of the total amount due which is subject to Goods and Services Tax;
(10) payment due date; and
(11) Acceptance documentation, (with final invoice).

Each such invoice shall also be accompanied by a properly sworn statutory declaration indicating that all Subcontractors have been paid in full, in a form satisfactory to Rogers, and evidence of compliance with the applicable workers' compensation legislation in force at the Place of the Services. No such invoices will be paid unless such documentation is provided as specified herein. Rogers shall notify Contractor, in writing, within fifteen (15) Business Days of receipt of such an invoice for any Service, or a portion thereof, of any inadequacy in the invoice or supporting documentation specified in this Section 8.1 and Contractor shall thereafter forthwith remedy the inadequacy to the satisfaction of Rogers.

8.2 Invoice Approval. Rogers will complete all administrative approval or rejection of task codes, including any required Inspections for Acceptance of the Services and will notify Contractor, within thirty (30) Days of submission to Rogers of an invoice, of any rejection or alteration of task codes from completed Work Orders and of any other disputes with the applicable invoice.

8.3 Payment. Subject to completion of the approvals described in Section 8.2, Rogers shall make payment to Contractor within thirty (30) Days from the date of the approval of an invoice by Rogers.

8.4 Dispute of an Invoice. In the event that Rogers disputes a task code, or payment, or an invoice for another reason or Contractor disputes any amount withheld by Rogers, the Parties shall use all reasonable efforts to settle the dispute as quickly as possible.

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8.5 **Dispute Resolution Time Limits**. Rogers will notify Contractor of any disputed task codes within thirty (30) Days of submission of a Work Order. Contractor will notify Rogers of any disputed amounts paid or amounts not paid with sixty (60) Days of Rogers' payment of a Work Order(s) or notification of rejection, whichever is later. Under no circumstances will Rogers negotiate or investigate any disputed amounts if it is not notified with thirty (30) Days of Rogers' payment of a Work Order(s) or notification of rejection, whichever is later.

8.6 **Payment Not Acceptance**. No payment made by Rogers to Contractor pursuant to this Agreement constitutes Acceptance of all or a part of the Services. Rogers specifically reserves the right to charge Contractor for rejected Services outlined in Article 4.

## ARTICLE 9
## REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 **Contractor Representations, Warranties, and Covenants**. Contractor represents, warrants and covenants to Rogers as follows and acknowledges that Rogers has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

(a) Contractor has and shall have, during the Term, the expertise, experience, equipment and personnel (where permitted) necessary to perform its obligations under this Agreement;

(b) Contractor shall perform all Services in a professional and workmanlike manner and in accordance with industry standards and shall abide by the Business Conduct Guidelines outlined in Schedule 9, and Article 5 - Contractor's Working Conditions herein;

(c) the Services does not and will not infringe the Intellectual Property Rights of any person and Contractor will not infringe upon the Intellectual Property Rights or other rights of any person in the performance of its obligations under this Agreement;

(d) Contractor has not and will not enter into any agreement or understanding that would conflict with Contractor's obligations or Rogers' or its Affiliates' rights under this Agreement;

(e) Contractor shall maintain insurance with responsible insurers against such risks as specified herein and upon request, Contractor shall furnish to Rogers certificates of insurance confirming Rogers as an additional insured and stipulating that the required coverage shall not be cancelled, reduced or permitted to lapse, unless the insurer or Contractor provides at least thirty (30) days' prior written notice to Rogers;

(f) Contractor shall ensure that it has and shall maintain in good standing, and shall cause each of its employees and permitted Subcontractors who perform any part of the

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Services to have and maintain in good standing, all required licences, consents, approvals and permits from any person necessary to perform Contractor's obligations under this Agreement, and Contractor will and will cause each of its employees, agents and permitted Subcontractors to comply with all statutes, laws, rules, regulations and industry and governmental standards (including all immigration and labour laws) existing in Canada in the performance of Contractor's obligations under this Agreement;

(g) all Services shall be performed so as to comply with the requirements of all applicable regulatory bodies, including without limitation, applicable federal standards related to the performance of Rogers' Systems or portions thereof and respecting the safety of operating personnel;

(h) all Services shall be performed so as to comply with all applicable federal, provincial and local laws, statutes, codes, rules, regulations, ordinances and orders, including, without limitation, all approvals and certifications required to be granted by Industry Canada and the Canadian Radio-Television and Telecommunications Commission;

(i) Contractor will comply with Rogers' Health and Safety Standards as disclosed to Contractor by Rogers;

(j) Contractor shall take commercially reasonable steps, but no less than industry standard level steps, to prevent and minimise bodily harm or injury to any Person that may be affected by Services undertaken by Contractor

(k) Contractor shall obtain and pay for all necessary permits, licences and certificates required for the performance of the Services which are required as at the date of the execution of this Agreement and further covenants, represents and warrants that the costs of such are included in the Contract Price;

(l) Contractor nor its employees, agents or Subcontractors shall be considered or deemed agents, employees or workers of Rogers for any purpose, including, for applicable workers compensation and income tax legislation, nor shall they share in benefits provided, or required to be provided by Rogers to Rogers' employees;

(m) Contractor acknowledges and agrees that it is solely responsible for any and all payments required to be made and the performance of all other obligations respecting workers compensation insurance, withholding taxes, deductions, holdbacks, payroll taxes and such similar payments and obligations relating to the Services performed by Contractor and its employees, Subcontractors and/or agents. Contractor agrees to comply with the applicable workers compensation, income tax and payroll tax laws and, where required, shall register as an "employer" with the applicable workers compensation authorities, taxation authorities and other applicable authorities. Contractor agrees to make all required contributions to any accident funds and government taxation offices in respect of its employees, Subcontractors and/or agents. To the extent that Contractor is deemed by law to be an employee of Rogers, for the purposes of employee benefit plan coverage and to the extent permitted by law, Contractor hereby waives participation in any employee benefit plans of Rogers.

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Where required to do so by Rogers and permitted by law, Contractor agrees to obtain from each of its employees, Subcontractors and/or agents a waiver of any such rights as the employees, Subcontractors and/or agents may have to benefits that they might otherwise be entitled to receive for any purpose in respect of employee benefit plan coverage;

(n) Contractor shall provide Rogers, upon request, with evidence of workers compensation coverage;

(o) Contractor warrants all Services in their entirety for a period of one (1) year from the date of Acceptance of the entirety of the Services, or such longer periods as may be otherwise specified in this Agreement for certain portions of the Services or Products;

(p) Contractor shall provide to Rogers all written warranties and related documents relating to the Services;

(q) Contractor shall be responsible for the proper performance of the Services to the extent that the design and this Agreement permit such performance;

(r) Except for the provisions of subsection 9.1 (u) and subject to subsection 9.1 (q), Contractor shall correct promptly, at Contractor's expense, defects or deficiencies in the Services which appear prior to and during the warranty periods specified in this Agreement;

(s) Rogers shall promptly give Contractor notice in writing of observed defects and deficiencies that occur during the warranty period;

(t) Contractor shall correct and pay for damage resulting from corrections made under the requirements of Section 9.1 (r);

(u) Where Contractor is obtaining Products to perform the Services, Contractor shall be responsible for obtaining Product warranties in excess of one year on behalf of Rogers from the manufacturer of such Products. The manufacturer shall issue these Product warranties to the benefit of Rogers. In addition, Contractor shall be responsible for obtaining user manuals on behalf of Rogers from the manufacturer;

(v) Products and materials provided by Contractor as part of the Services shall be new unless otherwise specified in this Agreement. All Products shall be of a quality best suited to the purpose required, fit for the purpose intended and their use subject to the approval of Rogers;

(w) for the purposes only of construction lien legislation, the Services performed on any Site, which is the subject of a separate legal description, shall be deemed to be performed pursuant to a separate agreement, which separate agreement shall be on the same terms and conditions contained herein save and except the contract price shall be the value of the Services in respect of that property only and Acceptance of the entirety of the Services shall be Acceptance of the entirety of the Services in respect of that property only;

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(x) if a construction lien is registered against any property or interest therein by any person claiming under or through Contractor, Rogers may, at its option, and notwithstanding Section 13.4 notify Contractor in writing that the registration of a construction lien is a default by Contractor under this Agreement and Rogers may require Contractor to remove the lien or liens, at Contractor's expense, within such period of time as Rogers, in its sole and absolute discretion, may require;

(y) no payments shall be due or owing to Contractor for the Services as long as construction liens remain registered against the title to any property. Failure to remove the liens as specified herein will entitle Rogers to be compensated by Contractor for any damages suffered by Rogers, including, without limitation, direct, indirect and consequential damages of any nature whatsoever;

(z) to keep the Confidential Information disclosed to it that is either electronically stored or in some other tangible form segregated from all of Contractor's property, and in a safe and secure environment, and to protect and keep safe such Confidential Information disclosed from any loss, harm, theft, unauthorised use, tampering, sabotage, unauthorised duplication, destruction, damage or interference whatsoever;

(aa) to return to Rogers the Confidential Information disclosed to Contractor, and all copies and all tangible manifestations thereof, in any form whatsoever, and, to delete all information from all retrieval systems and data bases or to destroy same immediately upon the direction of Rogers, and to furnish to Rogers, as soon as reasonably practicable, after request therefor, a certificate of an officer of Contractor attesting to such return, deletion or destruction, as the case may be;

(bb) to be directly liable to Rogers for compliance with the terms and conditions of this Agreement by those employees, agents, Subcontractors, independent contractors, officers, directors or other representatives of Contractor to whom Rogers' Confidential Information is disclosed, provided, however, that Contractor shall not be liable for any unauthorised disclosure or use of such Confidential Information by any such persons if Contractor seeks to prevent any further unauthorised disclosure or use by all legal and equitable means available to it at Contractor's own expense;

(cc) in the provision of Services under this Agreement, Contractor will at all times process, provide and receive all date-related data in an accurate and uninterrupted manner and, without limiting the generality of the foregoing will only utilise hardware or software which does and will at all times process, provide and receive all date-related data in an accurate and uninterrupted manner and, without limiting the generality of the foregoing will:

   (i) provide for data century recognition and calculations accommodating same century and multi-century formulae and date values;

   (ii) manage and manipulate data involving dates, including single and multi-century scenarios; and

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(iii) if it contains date-related user interface functions or date-related data fields such functions and data fields will indicate date and time, including century and daylight savings time; and

(dd) in the provision of Services under this Agreement, Contractor will not utilise any services provided by a third party which, if it were Services, would constitute a breach of Section 9.1(cc).

## ARTICLE 10
## LIMITATION OF LIABILITY AND INDEMNIFICATION

**10.1** **Breach**. In the event of the breach by Contractor of any representation, warranty or covenant of Contractor in Section 9.1 hereof, Contractor shall forthwith take all actions as are necessary to remedy such breach; provided that the foregoing shall in no way limit any remedy which Rogers may otherwise have in law or in equity in respect of such breach.

**10.2** **Disclaimer**. The representations and warranties of Contractor in Article 9 hereof are in lieu of all other warranties or conditions pertaining to the Services, whether written, oral, statutory or implied, including without limitation, all warranties or conditions of merchantable quality or fitness for a particular purpose.

**10.3** **Limitation of Liability**. Except for Contractor's indemnity obligations set forth in Section 10.4 hereof, in no event shall either Party have any liability to the other Party for any special, consequential, indirect, incidental, exemplary or punitive damages of any nature whatsoever, or for damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit, whether in contract, tort or otherwise, resulting from or arising in connection with any breach of this Agreement by it, or in the event of termination for convenience under subsection 13.2(iii).

**10.4** **Contractor's Indemnity**. Notwithstanding any other provision hereof, Contractor agrees for itself and its employees, Subcontractors and/or agents to indemnify, defend and hold Rogers and its Affiliates (and, with respect to subsection 10.4(6) below, the owner of any property) and their respective officers, directors and employees harmless from and against all claims, losses, costs, damages, expenses and liabilities (including legal fees and disbursements) which may be suffered or incurred by Rogers or its Affiliates and their respective officers, directors and employees arising out of or as a result of or relating in any manner whatsoever to:

(1) any breach of a representation, warranty or covenant made by Contractor in Article 9 - Representations, Warranties and Covenants,
Article 10 – Limitation of Liability and Indemnification,
Article 12 – Confidentiality, Privacy and Security or
Section 14.4 (Non-Solicitation and Exclusivity) hereof;

(2) any injury to persons (including injuries resulting in death) or loss of or damage to property of others which may be or be alleged to be caused by or suffered as a result of or in connection with the performance by Contractor, its employees, agents or Subcontractors of all or any part of Contractor's obligations under this Agreement;

10.2

(3) any failure by Contractor to withhold or pay income taxes, Canada Pension Plan contributions, employment insurance premiums, workers compensation remittances, and/or any other deductions required by law from or in respect of any amounts paid to Contractor in respect of the Services;

(4) any breach of this Agreement and acts or omissions of Contractor, its employees, agents, Subcontractors or anyone for whose acts Contractor may, in law or in equity, be liable;

(5) all claims alleging that Services or Rogers' or its Affiliates' use thereof infringes the Intellectual Property Rights of any Person;

(6) applicable construction lien legislation in force at the Place of the Services or the obligation of Rogers and owner of the property to pay any lien claim, or any portion thereof; and

(7) any breach of any applicable federal, provincial, county or municipal law or any labour agreement.

10.5 **Damage to Other Contractors.** If Contractor has caused damage to the services of Other Contractors at the Place of the Services, Contractor agrees, upon notice from Rogers, to settle with the Other Contractor by negotiation or arbitration. If the Other Contractor makes a claim against Rogers on account of damage alleged to have been so sustained, Rogers shall notify Contractor and may require Contractor to defend the action at Contractor's expense. Contractor shall satisfy a final order or judgement against Rogers and pay the costs, including legal fees and disbursements, incurred by Rogers arising from such action.

## ARTICLE 11
## INSURANCE

11.1 **Insurance**. Contractor shall provide Rogers with proof of general liability, errors and omissions and employee fidelity insurance, of not less than $5,000,000.00 inclusive per occurrence for bodily injury, death, and damage to property including loss of use thereof, for itself and each of its employees, in the name of Contractor, with Rogers and the Customer Service Manager (if not an employee of Rogers) named as additional insureds. Rogers may, in its sole and absolute discretion, request that Contractor obtain additional or different insurance both with respect to limits and coverages, and Contractor shall comply with such request. The policy shall be endorsed to provide Rogers with not less than thirty (30) Days' notice in writing in advance of any cancellation, and or change or amendment restricting coverage.

In accordance with Schedule 10 hereto, Contractor shall promptly provide Rogers with confirmation of coverage and, if required, a certified true copy of the policies certified by an authorised representative of the insurer together with copies of any amending endorsements.

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## ARTICLE 12

## CONFIDENTIALITY, PRIVACY AND SECURITY

12.1 **Confidentiality Covenant.** Each Party acknowledges that all Confidential Information consists of confidential and proprietary information. Except as required by law, rule, regulation, or court order, each Party agrees to keep all Confidential Information concerning the other in strict confidence. Except as required by law, rule, regulation, or court order, each Party agrees not to make use of Confidential Information other than for the exercise of rights or the performance of obligations under this Agreement, and not to release, disclose, communicate it or make it available to any Person other than employees, agents and permitted contractors of Rogers and Contractor and their respective Affiliates who reasonably need to know the Confidential Information in connection with the exercise of rights or the performance of obligations under this Agreement or any other agreement between Rogers and its Affiliates and Contractor and which employees, agents and contractors are bound to protect the received Confidential Information from unauthorised use or disclosure under the terms of a written agreement. Each Party shall cause its employees, agents and permitted contractors to observe and perform his, her or its obligations under any such agreement to the extent that such obligations relate to the protection of any such received Confidential Information.

12.2 **Return of Confidential Information.** Upon the termination of this Agreement, each Party will promptly return to the other or destroy all Confidential Information of the other which is then in its possession or control, and will remove all applicable digital representations thereof in any form from all electronic storage media in its possession or under its control (except copies made for archival or back-up purposes, which Rogers will destroy within one (1) year of the date of termination).

12.3 **Personal Information.** In addition to the obligations set forth above in this Article 12, Contractor shall hold the Personal Information secure in accordance with best industry practices and shall comply with all laws and regulations relating to the protection and privacy of the Personal Information. Contractor shall not disclose any Personal Information to any third party whatsoever. All Personal Information shall be the exclusive property of Rogers, and Rogers hereby grants permission to Contractor to use such Personal Information solely for the purpose of carrying out its obligations pursuant to this Agreement. Contractor shall not use any Personal Information for any other marketing, preference tracking or other purposes not directly related to its performance of its obligations pursuant to this Agreement. After the completion of the Term, at the request of Rogers, Contractor shall destroy all copies (whether in electronic or other form) of all Personal Information in its possession and provide Rogers with certification of such destruction. Contractor has attached its Personal Information security procedures to this Agreement as Schedule 12. Contractor shall provide notice to Rogers of any changes to any of the security procedures set forth in Schedule 12.

12.4 **Injunctive Relief.** Each Party agrees that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of Sections 12.1 and 12.3 hereof and to

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specifically enforce the provisions of Sections 12.1 and 12.3 hereof in addition to any other remedy to which such Party may be entitled at law or in equity.

12.5 **Ethical Walls**. Contractor shall establish "ethical walls" between the Rogers facilities and all other facilities owned, leased or sub-leased by Contractor and such "ethical walls" shall: (a) prevent the transmission and sharing of Rogers' data, including Confidential Information and Personal Information, among the Rogers facilities and any other facilities of Contractor, and (b) segregate testing and development systems and data from production systems and data.

12.6 **Security Policy, Standards and Procedures.**

(1) Without restricting Contractor's obligations described elsewhere in this Article 12 or otherwise in this Agreement, Contractor shall exercise and make available to Rogers those security policies, standards, procedures and systems which are exercised for the protection of Contractor's assets, Confidential Information and Personal Information, as well as those which are made available generally to its other customers for the protection of similar information and materials; provided, however, in the event of any overlap between the two, the higher standard or procedure shall apply (in this Section, the "**Contractor Security Procedures**"). Contractor shall not implement changes to its security standards and procedures that would, in the reasonable opinion of Rogers, have an adverse effect on the provision of the Services or on the security of any Confidential Information or Personal Information of Rogers. Contractor acknowledges and agrees that Contractor, and Contractor employees, agents, contractors and subcontractors shall also comply with Rogers' policies and procedures relating to security (in this Section, the "**Rogers' Security Policies**"). In the event of a conflict between Contractor's Security Procedures and the Rogers' Security Policies, the Rogers' Security Policies shall govern.

(2) Without limiting the generality of Section 12.6(1) hereof or any other provisions of this Agreement, Contractor shall have in place information security policies, standards, processes and procedures in accordance with the ISO17799 and COBIT industry standards, including the following best practices:

(i) restricting entry solely to authorised Contractor Representatives to those areas of Contractor's site or sites in which Services are performed, in which any Confidential Information or Personal Information of Rogers is kept, or in which any Rogers assets or Rogers data are held or processed,

(ii) safeguarding all data and information received from or relating to Rogers and its Affiliates resident on systems operated by or for the benefit of Contractor or in the possession or control of Contractor for so long as and to the extent required pursuant to the terms hereof,

(iii) transmitting Rogers' data in encrypted form using industry standard encryption algorithms and other secure methods such as Secure File Transfer Protocol ("SFTP"), virtual private network ("VPN"), etc.,

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(iv) safeguarding the physical integrity and condition of all media in the possession or control of Contractor containing Confidential Information or Personal Information of Rogers, Rogers assets or Rogers' data,

(v) ensuring Contractor has in place logical as well as physical access control systems, which includes a means of individual identification and authentication before allowing access to Rogers' systems and data,

(vi) ensuring the Rogers systems and applications processing Rogers' data generate audit trails which can be audited for data integrity checking as well as identifying any breach of security,

(vii) restricting access to the computer stored data, information, files and programs of Rogers and its Affiliates, so that such items are available only to Contractor and Contractor Representatives on a 'need to know' basis,

(viii) ensuring Contractor, Contractor Representatives, and Contractor agents and subcontractors do not download the Rogers customer data to a hard disk, floppy disk, CD, USB flash drive or any other external storage device,

(ix) ensuring Contractor, Contractor Representatives, and Contractor agents and subcontractors comply with Rogers' procedures that are in place to support tax exemption compliance,

(x) ensuring that only licensed software is installed on the systems used for Rogers' business,

(xi) ensuring the systems are free of malicious software ("Malware"), including viruses, worms, spy-ware and key stroke recorders, which could be used to compromise Rogers' information. Contractor shall regularly scan the systems to detect and remove such Malware, and

(xii) ensuring that the latest software and hardware upgrades and patches have been tested and applied to these systems in order to address all known vulnerabilities.

**12.7** **Notification of Security Breach**. Without in any way limiting the generality of any other provision of this Agreement, Contractor shall immediately notify Rogers of a suspected or actual breach of Contractor Security Procedures that may compromise the safeguarding of Confidential Information and Personal Information of which Contractor becomes aware, including, without limitation, any unauthorised access to or entry into its premises, computer systems or databases.

**12.8** **Record Retention and Destruction**. Contractor shall provide data retention and destruction Services in accordance with Rogers' records retention policy and procedures and all applicable laws and regulatory legislation (Sarbanes Oxley, PIPEDA, etc.). These Services include archiving and safe-keeping of media containing Rogers' information for a period specified in the Rogers records retention policy and returning documents to

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Rogers. Once the retention period expires or in the event of termination of the Agreement or at Rogers' request in lieu of returning documents to Rogers, the printed documents or the media containing Rogers' information shall be shredded by a recognised shredding company and the certificate of shredding issued by such company shall be sent to Rogers.

12.9 **Contingency Planning**. Contractor shall implement and maintain throughout the Initial Term such contingency measures as may be necessary or desirable, in Rogers' sole discretion, including, without limitation, a comprehensive business resumption and contingency plan (the "Disaster Recovery/Business Continuity Plan"), to continue the performance of its obligations under this Agreement under various scenarios including, without limitation, computer system breakdown, fire, pandemic, quarantine, and natural disasters. Rogers shall have the right, upon demand from time to time, to review the *Disaster Recovery/Business Continuity Plan.*

12.10 **Test of Plan**. Contractor shall test the effectiveness of its Disaster Recovery/Business Continuity Plan on a regular, periodic basis, but no less frequently than once every twelve (12) months, and shall promptly report such test results to Rogers.

## ARTICLE 13
## TERM AND TERMINATION

13.1 Term. The term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year (the "**Initial Term**") unless terminated earlier by either Party in accordance with this Agreement. In the event that Contractor continues to provide Services after the expiration of the Initial Term, this Agreement will be automatically extended for successive thirty (30) day renewal terms until terminated by either Party with at least thirty (30) days' written notice prior to the end of any renewal term. The Initial Term and any renewal terms are collectively referred to as the "**Term**". Notwithstanding the foregoing, the expiration or termination of the Term will not apply to any Work Order or Rogers' purchase order then in effect and this Agreement will continue to apply to any such Work Order as if not expired or terminated until such time as both Parties have performed all of their obligations with respect to such Work Order or such Work Order is terminated in accordance with Article 13 hereof.

13.2 **Termination.**

(a) Rogers and/or Contractor may terminate this Agreement in the following circumstances:

(i) Subject to the other provisions of this Section 13.2 (a), by either Party in the event of the other Party's non-compliance with any provision of this Agreement after written notice of non-compliance and unsuccessful resolution by the other Party after a thirty (30) Day remedial period following such notice;

(ii) By Contractor following thirty (30) days notification by Rogers of an amendment to a Schedule to the Agreement, in accordance with Section 1.8 herein, with which Contractor does not agree, provided that failure by Contractor to advise

10.2

Rogers that it does not agree with such amendment within the notice period set out in Section 1.8 herein shall constitute deemed acceptance by Contractor of the amendment; and

(iii)At any time for convenience by providing ninety (90) days' written notice to the other Party.

(b) Notwithstanding any other provision of this Agreement, Rogers may terminate all or any part of this Agreement forthwith on written notice to Contractor in the event that Contractor breaches any representation, warranty, or covenant in Article 9 or breaches Article 12 hereof.

13.3 **Termination if Contractor Bankrupt.** If Contractor commits an Act of Insolvency and should be adjudged bankrupt or makes a general assignment for the benefit of creditors because of Contractor's insolvency, or if a receiver is appointed because of Contractor's insolvency, Rogers may, without prejudice to any other right or remedy Rogers may have, by giving Contractor or receiver or trustee in bankruptcy written notice, immediately terminate Contractor's right to continue with the Services in whole or in part, or terminate this Agreement.

13.4 **Notice of Default.** In the event that Contractor neglects to prosecute or perform any Services diligently, properly or otherwise fails to comply with any requirements of this Agreement, Rogers may, without prejudice to any other right or remedy Rogers may have, notify Contractor in writing that Contractor is in default of Contractor's contractual obligations and instruct Contractor to correct the default in the five (5) Business Days immediately following the receipt of such notice.

13.5 **Remedy for Failure to Remove Construction Liens.**

(a) In the event any Person or Persons registers any construction lien against the title to any lands upon which the Services has been performed and such Person or Persons allege that they are entitled to a construction lien by reason of any default or neglect of Contractor, then in the event Contractor fails to remove the lien as specified herein, Contractor hereby irrevocably authorises Rogers and Rogers may, without further investigation by Rogers, and without prejudice to any other right or remedy Rogers may have:

i. take such steps as are reasonably required in the opinion of Rogers to remove or to discharge such lien, including payment into court of the full amount of such claim of lien, together with an amount for security for costs thereof, and to deduct from any sums owing to Contractor all costs and expenses incurred by Rogers;

ii. pay, settle or compromise any such claim or claims for liens and deduct the amount of any such payment from the next progress payment due to Contractor; or

iii. terminate the Agreement.

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13.6 **Survival of Termination.** In addition to where specified in this Agreement, Contractor's obligations under

Article 5 – Contractor's Working Conditions,
Article 9 – Representations, Warranties and Covenants,
Article 10 – Limitation of Liability and Indemnification,
Article 12 - Confidentiality, Privacy and Security and
Article 13 – Term and Termination,

shall survive expiration or termination of this Agreement and for greater clarity, in all cases, may be enforced by any action for injunction or other equitable relief. Unless otherwise stated herein, no termination of this Agreement, whether in accordance with this Agreement or otherwise, shall relieve Contractor of any of its obligations under this Agreement that accrued prior to the date of the termination. For certainty, Contractor's obligations under this Agreement as to quality, correction and warranty of the Services performed by Contractor up to the date of termination shall continue in force after termination in accordance with Section 13.1. Rogers agrees to pay Contractor for Services satisfactorily performed in accordance with this Agreement, the Schedules (including the Specifications) and the applicable Work Orders, up to the date of termination in the event of a termination under Section 13.2.

13.7 If Rogers terminates this Agreement under Section 13.2, Contractor shall be entitled to be paid for Services satisfactorily performed, as determined by Rogers or the Customer Service Manager, in their sole and absolute discretion, up to the date of termination.

## ARTICLE 14
## GENERAL

14.1 **Force Majeure.** No Party shall be liable for delay or failure to perform under this Agreement if such delay or failure is due to any contingency beyond its reasonable control, including acts of God, terrorism, war, explosion, fire, flood or civil disturbance. The Party experiencing any delay or failure as a result of any such contingency shall:

1. provide written notice thereof to the other Party within five (5) Days of the commencement of the delay or failure;

2. use reasonable commercial efforts to either remedy the delay or failure or to establish a workaround plan to remedy the delay or failure in a manner which minimises the disruption to the other party and then forthwith proceed to implement and complete such workaround plan; and

3. use reasonable commercial efforts to eliminate the contingency causing the delay or failure.

Notwithstanding the foregoing, in the event that the delay or failure continues or is anticipated to continue for a period of at least fourteen (14) Days from the date of receipt of the notice thereof by either Party, such Party shall have the right to terminate all or part

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of this Agreement upon five (5) Days written notice to the other Party. If this Agreement is terminated under this Section 14.1, Contractor shall be entitled to be paid for Services performed in accordance with the Agreement, the Schedules (including the Specifications) and the applicable Work Orders, up to the date of termination.

14.2 **Time of Essence**. Time shall be of the essence of this Agreement in all respects.

14.3 **Relationship of Parties**. Each of the Parties is independent contractors. Nothing herein shall be construed to place the Parties in a relationship of principal and agent, employer and employee, partners or joint venturers, and neither Party shall have the power to obligate or bind the other Party in any manner whatsoever. Furthermore, nothing contained in this Agreement shall create any contractual relationship between Rogers and Contractor's Subcontractor, supplier or their agents, employees or other Persons performing any of the Services.

14.4 **Non Solicitation and Exclusivity**. During the Term and for a period of one (1) year after the termination or expiration of this Agreement, neither Party shall, without the prior written consent of the other Party, directly or indirectly solicit for employment any person employed or retained by such other Party (including, without limitation, as an employee or independent contractor or agent known to be exclusively engaged by Rogers) with whom either Party had contact prior to the said termination or expiration of this Agreement. Notwithstanding the foregoing, this Section shall not preclude Contractor from hiring any person so employed or retained by Rogers where such person independently responds to an employment opportunity broadcast Contractor to the general public (e.g., via newspaper, magazine, broadcast, Internet, etc.). In addition, during the Term, Contractor shall not perform any substantially similar services on behalf of any other provider of television or telephony services in Ontario unless Contractor provides Rogers with a prior written request and obtains the written consent of Rogers, such consent not to be unreasonably withheld or delayed.

14.5 **Contractor Review**. Every three (3) months Rogers shall retain the right to convene a meeting with Contractor to review Contractor's performance during past three (3) months on the "Key Performance Indicators", as set out in Schedule 6. The meeting will be used to initiate immediate remedial action as required and to discuss process opportunity or customer issues.

14.6 **Notices and Invoices.**

(1) Any notice, approval or consent which is given pursuant to this Agreement shall be written and shall be sufficiently delivered or given at:

(a) if to Rogers, at:

Rogers Communications Inc.
350 Bloor Street East, 2nd Floor
Toronto, Ontario M4W 1A9

Attention: Vice President, Procurement

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Fax: (416) 764-2210

With a copy to:

Rogers Communications Inc.
Legal Department
333 Bloor Street East, 9th Floor
Toronto, Ontario M4W 1G9

Attention: Vice President and General Counsel
Fax: (416) 935-8068

(b) if to Contractor, at:

Cancable Inc.
2321 Fairview Street, Suite 100
Burlington, ON L7R 2E3
Attention: Ross Jepson
Fax: (905) 634 7152

or at such other address as the relevant Party may from time to time advise the other Party by notice in writing given in accordance with this Section. Each notice shall be:

(i) personally delivered;

(ii) sent by facsimile, telex, telecopier, e-mail with return receipt requested, or other direct written electronic means; or

(iii) sent by registered mail.

Any notice sent by way of the means described in (i) above shall be deemed to have been given and received on the Business Day on which it has been personally delivered provided that if such notice has not been delivered on a Business Day, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by way of the means described in (ii) above shall be deemed to have been given and received on the date on which it was transmitted provided that if such notice has not been transmitted on a Business Day or it was not transmitted prior to 5:00 p.m. on the Business Day that it was transmitted, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by the means described in (iii) above shall be deemed to have been given and received on the third Business Day following the date upon which it has been mailed. If mail service is or is threatened to be interrupted at any time when a notice is required to be given hereunder, then such notice shall be given by the means described in (i) or (ii) above.

(2) Where applicable, invoices required or permitted by this Agreement shall be in written form and shall be sent to the following address:

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Rogers Communications Inc.
350 Bloor Street East, 4th Floor
Toronto, Ontario M4W 1G9

Attention: Accounts Payable
Fax: (416) 764-4481

14.7 **Entire Agreement**. This Agreement, together with any Schedules attached to this Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of any of the Parties in respect of the subject matter hereof. There are no conditions, representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement.

14.8 **Waiver**. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by another Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

14.9 **Severability**. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and appropriate amendments shall be made to this Agreement to put the Party who is disadvantaged by such invalidity or unenforceability in the same financial position as if no provision hereof were invalid or unenforceable. The Parties agree to immediately negotiate in good faith a replacement for any such provision in order to preserve the interests of the Parties to the extent permitted by law.

14.10 **Governing Law and Attornment**. This Agreement shall be exclusively governed by and construed in accordance with the laws of the Province of Ontario, without regard to its conflict of laws provisions, and the federal laws of Canada applicable therein. Subject to Section 10.1 hereof, each Party hereby (i) irrevocably attorns to the exclusive jurisdiction of the courts of Ontario for the purpose of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by either Party or its successors or assigns, (ii) waives, and agrees not to assert, by way of motion, as a defence or otherwise, in any such suit, action or proceeding, to the fullest extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue or the suit, action or

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proceeding is improper, or that this Agreement, or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts, (iii) waives the right to trial by jury of any such suit, action or proceeding, and (iv) waives any right, claim, or entitlement to any punitive or exemplary damages whatsoever, except as otherwise provided in this Agreement.

14.11 **Successors, Assigns and Subcontractors.**

(1) This Agreement shall enure to the benefit of, and shall be binding on, the Parties and their respective successors and permitted assigns provided that Contractor may not assign or subcontract this Agreement or any of its rights or obligations hereunder without the prior written consent of Rogers. No such permitted assignment or subcontracting by Contractor of this Agreement or any of its rights or obligations hereunder shall relieve Contractor from any of its obligations under this Agreement. Contractor shall notify Rogers in writing of any change in control of Contractor forthwith upon the occurrence of such change in control.

(2) Rogers may assign this Agreement or any of its rights or obligations hereunder to an Affiliate, to a partnership of which Rogers holds, directly or indirectly, a fifty percent (50%) or greater interest, to a purchaser of all or substantially all of Rogers' assets, to any person for the purpose of outsourcing, or as part of an amalgamation, consolidation, reorganisation or corporate restructuring, provided the assignee agrees in writing to assume and be bound by all or the assigned portion of Rogers' obligations under this Agreement, whereupon Rogers shall be released from all or such assigned portion of its obligations under this Agreement. Contractor acknowledges that a change in control of Rogers shall not be considered an assignment by Rogers of all or any part of this Agreement or of any of Rogers' rights or obligations under this Agreement.

(3) **Rogers to Approve Subcontractors.** Contractor shall obtain Rogers' written consent prior to the use of any Subcontractor for Services.

(4) **Contractor to Preserve and Protect Rights of the Parties.** Contractor shall preserve and protect the rights of the Parties under this Agreement with respect to the work to be performed under any subcontract by any Subcontractor, and shall:

(a) enter into contracts or written agreements with Subcontractors to require them to perform their work as provided in this Agreement;

(b) incorporate the terms and conditions of this Agreement into all contracts or written agreements with Subcontractors;

(c) be as fully responsible and liable to Rogers for acts and omissions of Subcontractors and of persons directly or indirectly employed by them as for acts and omissions of persons directly employed by Contractor; and

(d) ensure that all Subcontractors agree in writing to be bound by the provisions of Article 12 - Confidentiality, Privacy and Security and this Article 14.

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14.12 **Publicity**. All media releases, public announcements and public disclosures by either Party relating to this Agreement or its subject matter, including promotional or marketing material (but not including any announcement intended solely for internal distribution by the Party or any disclosure required by legal, accounting or regulatory requirements beyond the commercially reasonable control of such Party) will be co-ordinated with and approved by the other Party prior to the release thereof. Contractor will not, without the prior written consent of Rogers, use Rogers' name or any of its trademarks to advertise the fact that Rogers is a customer of Contractor to any other Person. Contractor must obtain the prior written consent of an authorised Rogers officer prior to using Rogers' personnel as a reference.

14.13 **Counterparts**. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. This Agreement shall not become a valid and binding agreement between Rogers and Contractor, and there shall be no agreement between Rogers and Contractor concerning all or any part of the subject matter of this document, whether oral, written, express, implied or otherwise and whether such agreement might otherwise arise by course of conduct, doctrine of part performance, or otherwise, and notwithstanding any performance between Rogers and Contractor concerning the subject matter of this document, unless and until each of Rogers and Contractor has duly executed and delivered to the other one copy of this Agreement.

14.14 **Agreement Drawn in English**. The Parties confirm that it is their wish that this Agreement, as well as all other documents relating hereto, including all notices, have been and shall be drawn up in the English language only. Les parties aux présentes confirment leur volonté que cette convention, de même que tous les documents, y compris tout avis, qui s'y rattachent, soient rédigés en langue anglaise.

14.15 **No Exclusivity**. Notwithstanding any other provision of this Agreement, Contractor acknowledges and agrees that this Agreement in no way limits or prohibits Rogers from purchasing or deploying any services, products or technology from any other person, or from using any other person other than Contractor to support or maintain any equipment which may be purchased by Rogers hereunder.

14.16 **Further Assurances**. Each Party shall at any time and from time to time, upon each request by the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

14.17 **Right of Set-Off**. Notwithstanding any other provision of this Agreement, Rogers may at any time and from time to time set-off against any amount otherwise owing by Rogers to Contractor under this Agreement or any other agreement any amount which Contractor may owe Rogers under this Agreement or any other agreement. Such amount otherwise owing by Rogers to Contractor shall thereafter for all purposes of this Agreement be deemed to be reduced by the amount so set-off by Rogers.

14.18 **Audit**.

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(1) Upon forty-eight (48) hours' written notice to Contractor, Rogers may audit or cause a third party to audit the books and records of Contractor which are relevant to this Agreement at any time during the Term, and any extension or renewal thereof, and for a period of two (2) years after the expiry or termination of this Agreement. In this regard, Contractor shall maintain, in accordance with generally accepted accounting principles, at the address provided herein for the giving of notice to Contractor, accurate and complete books, records and accounts (including electronic records if applicable) of all billings, and all other matters which pertain to the Services invoiced to Rogers under the Agreement. The costs for such an audit shall be paid by Rogers, unless the audit reveals a discrepancy in the amounts billed by Contractor to Rogers which is equal to or greater than 5% of the amount of the relevant invoice or invoices, in which case the entire cost of such audit, at fair market rates, shall be borne by Contractor and any amounts overpaid by Rogers shall immediately be reimbursed by Contractor to Rogers. No acceptance by Rogers of any invoice from Contractor, nor of any audit report in respect of Contractor's books, records and accounts, shall preclude Rogers from later disputing the accuracy or completeness of any information provided to Rogers by Contractor or disclosed by any such audit.

(2) Rogers may from time to time designate or retain one or more Persons, at its own expense, for any purpose as determined by Rogers in relation to matters arising under or in connection with this Agreement ("Auditor(s)"). Without limiting the generality of the foregoing, such purposes may include but are not limited to: auditing Contractor's sites and infrastructure related to this Agreement, reviewing the progress of Contractor, evaluating deficiencies or other issues which are in dispute, reviewing compliance with this Agreement, or to refer to the Auditor technical matters pertaining to the application of the specifications to the Deliverable(s), the application of the objectives to any specifications, or the performance and testing of the Deliverable(s). Contractor shall co-operate fully with the Auditor in connection with the activities assigned by Rogers.

(3) In the event that the Auditor reports a deficiency (whether an error or omission or due to some other cause) in the Service(s) or a Deliverable, Contractor shall forthwith investigate the reported deficiency. A deficiency exists when the Service(s) or a Deliverable do not comply fully with the provisions set forth in any applicable Statement of Work. If Contractor is reasonably satisfied that a deficiency exists, it shall make the necessary changes promptly. If it disagrees with the report in any material respect, it shall so notify the Auditor and Rogers, and Rogers shall have ten (10) Business Days in which to respond. If Rogers disagrees with Contractor's view, it shall so notify Contractor and unless the Parties can come to an agreement as to the disposition of the matter within a further ten (10) Business Days, the question shall be referred for dispute resolution in accordance with Section 9.1. Rogers may request changes to the Service(s) or a Deliverable based on any recommendation of the Auditor intended to improve or extend the scope of a Service or the scope or functionality of a Deliverable.

14.19 <u>Internal Audit and Compliance</u>.

(1) Contractor shall maintain a competent internal audit function to assess internal controls over its environment and compliance with all Contractor's internal security

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and information technology policies, plans and procedures that relate to the Services and Contractor's performance of this Agreement. If, as part of the Services, Contractor will perform processes formerly performed at Rogers and Contractor's performance of such Services will have an impact on Rogers' compliance with relevant regulatory acts, then Contractor will provide a SAS 70 report or CICA 5970 report in order to meet regulatory and statutory obligations.

(2) Contractor shall adhere to procedures required to ensure Rogers' compliance with relevant regulatory acts, including Sarbanes-Oxley (SOX) and Payment Card Industry (PCI) data security standards. Contractor shall provide Rogers with the results of the most recent SAS 70 report or CICA 5970 report ensuring the presence of secure infrastructure for the facilities used to house Rogers' data as well as information technology-related services, including the networks, systems and applications used for storing, processing and transmitting Rogers' data. Contractor will ensure that such report contains a description of the controls and tests performed, test results, verification performed, and the timing, nature and extent of the work performed by the auditor which performed the work and prepared the audit report.

(3) To process credit card transactions and related information, Contractor shall be compliant with PCI data security standards.

(4) Rogers and/or its Auditor(s) may make copies and extracts of any data or materials examined which relate to the provision of the Services or the relevant portions of this Agreement. Audits may be operational audits, systems audits, security audits, forensic audits relating to fraud, accounting audits, financial audits or compliance audits or any combination thereof. In the event of an operational audit, Rogers and/or its Auditors shall have the right to examine and test Contractor's administrative and data processing operations to assure itself or themselves that information and materials as they relate to the Services are being processed correctly and efficiently, subject, in any case, to Contractor's security and confidentiality procedures.

(5) Without limiting the generality of the foregoing, Contractor shall provide Rogers and/or its Auditors access, upon reasonable prior notice and during regular business hours, to the premises, systems and records of Contractor and its Affiliates, for the purpose of Rogers and/or its Auditors conducting such audit of the operations of Contractor and its Affiliates as Rogers and/or its Auditors deem necessary to verify that Contractor and its Affiliates have implemented and are maintaining the required security standards, procedures and systems pursuant to this Agreement. Without limiting the generality of this Section, Contractor agrees, upon the request of Rogers, to allow representatives of Rogers and its Auditors to meet with the manager(s) of system and physical security of Contractor and its Affiliates for the purpose of discussing the security standards, procedures and systems of Contractor and its Affiliates insofar as they may relate to Rogers or this Agreement. Such review shall include, without limitation, items such as physical destruction, introduction to errors, disclosure of sensitive or Confidential

Information or Personal Information to unauthorised persons, hacking and other attacks on systems used by or for the benefit of Contractor, similar risks, and audit techniques.

**BY SIGNING BELOW**, the Parties agree to be bound by the terms of this Agreement as of the Effective Date.

APPROVED AS TO FORM
RCI LAW

**ROGERS CABLE COMMUNICATIONS INC.**
Per:

Name: Wayne Crawford
Title: Regional Pres Ont

Name: Don Huff
Title: VP, Financial Operations, Cable

We have authority to bind the corporation

**CANCABLE INC.**
Per: Ross Jepson

Name:
Title: President + CEO

I have authority to bind the corporation

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# SCHEDULE 1
## TRAINING

### 1. Payment Options

Full payment is due 30 Days after being invoiced by Rogers. If the Contractor chooses the full series package, the invoice will be sent after the Contractor's employee, subcontractor or agent has completed the first two sessions. Fees may be adjusted on a yearly basis which will be communicated to the contracting groups 30 days prior to implementation.

### 2. Course Prices

**"ROGERS CABLE COLLEGE" – COURSE CIRRICULUM**

| Course | Format | Rates |
|---|---|---|
| ➢ Introduction to Cable Installation<br>- Pre course included | ➢ WBT – 3 hours<br>➢ ILT – 5 days<br>➢ Field Testing Certification | $500 |
| ➢ Digital Cable Workshop<br>- Pre Course included | ➢ WBT – 3 hours<br>➢ ILT – 2 days<br>➢ Field Testing Certification | $200 |
| ➢ Rogers Yahoo! Basic Installation and Service<br><br>➢ Rogers Yahoo! Professional Installation and Service<br><br>➢ Rogers Yahoo! Installation and Service Workshop | ➢ WBT – 4 h ours<br>➢ Field Testing Certification<br><br>➢ WBT – 4 h ours<br>➢ Field Testing Certification<br><br>➢ ILT – 3 days<br>➢ Field Testing Certification | $300 |
| ➢ RF Service | ➢ ILT – 3 days<br>➢ Field Testing Certification | $300 |
| ➢ RHP Installation | ➢ WBT – tbd<br>➢ ILT – 3 days<br>➢ Field Testing Certification | $300 |
| ➢ RHP Service | ➢ WBT – tbd<br>➢ ILT – 3 days<br>➢ Field Testing Certification | $300 |

* WBT – Web Based Training    * ILT – Instructed Lead Training

3. Contractor employee must complete all the training courses listed in "Rogers Cable College" Course Curriculum to be eligible to work on Site.

4. Rogers Customer Service Manager may conduct field test. Based on the field test result, Customer Service Manger will grant certification to such trainee to be eligible to work on the Site. Detail Field Test Certification Program will be delivered in relative training courses.

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# SCHEDULE 2

## STATEMENT OF WORK

## ROGERS INSTALLATION AND SERVICE ACTIVITIES

1. **Background.** Rogers is firmly committed to providing its customers with an excellent quality of service for all of its products. Fundamental to achieving a high level of service is the proper completion of all Services.

2. **Description of Services.** Services encompass all of the necessary technical actions listed in **Schedule 3 – Task Code Rate** to install and service Rogers' Products and services. The Services required is normally situated in the portion of the plant beginning at the distribution tap and ending at installation and/or attachment to the customer's Device.

   The objective of the Services is to complete the Product installation and/or service activities to comply with established quality standards, consistent with Rogers' engineering technical specifications. Integral to the Service is the satisfactory conclusion of any customer interaction, including demonstration or confirmation of the working Product.

3. **Specifications.** Contractor shall perform Services according to following Specifications:

   (1) Cable System Installation and Service Standards and Procedures as defined in the course curriculum in Schedule 1,
   (2) Rogers' Health and Safety Standards, and
   (3) Other specifications as may be issued by Rogers from time-to-time.

4. **Distribution of Services to Contractor.** The Services are assigned to the Contractor via a Work Order. The form of a Work Order may be a paper, a verbal radio message, a telephone message, a computer dispatched order (FSMS, as described in Article 3), or any other reasonable and effective messaging system. A separate Work Order will be issued for each Service activity requested. Each Work Order will represent a request and authorization for the Contractor to undertake Service activity at the specified address, subject to cancellation by Rogers and/or the customer.

5. **Contractor Availability.** Contractor must be able to accept and perform Services on a seven (7) Days, twenty-four (24) hours per Day basis while abiding Canadian federal and provincial labour laws. Rogers provides call centre phone support to its customers on a 7 Day, 24 hour per Day basis. From time-to-time, Rogers will request Contractor to amend its technician schedule to incorporate a particular customer's demand for Services. Contractor shall ensure any of its employees' schedule changes do not impact the scheduled time for Services to Rogers' customer. Contractor's scheduling of its workforce must be dynamic to meet Rogers scheduling requirements for Services, and include the proper skill-set mix of employees. All technicians performing the Work in this Agreement must be prepared to work any shift in this plan, including a permanent assignment to any shift, including evening hours and weekends.

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Contractor shall maintain a committed amount of workforce specified in Schedule 1 for each level of the skill-set. Rogers will provide notice if any such changes to schedules as follows;

(a) Provide two (2) weeks advance notice of any schedule deviations;
(b) Workforce scheduling to be sufficient during Canadian statutory holidays.

Contractor shall submit a Business Contingency Plan ("Plan") to the Region that the Contractor performs Services. Contractor shall change such Plan to meet Rogers' requirements.

6. **Materials:** All Services will be completed by the Contractor using Materials supplied by the Contractor, except active Devices, which shall be supplied by Rogers. All Materials used by the Contractor shall be materials approved for use in the "Rogers Approved Parts Catalogue", a copy of which has been provided to the Contractor.

7. **Required Equipment:** Contractor's employee who is performing the Service under this Agreement shall be equipped by Contractor with a vehicle, tools and test equipment satisfactory to Rogers. Without limiting the generality of the above, each service vehicle shall be equipped with Rogers approved ladders and ladder racks, and other safety gear deemed necessary by Rogers. Contractor shall ensure its employees and vehicles are equipped with properly functioning tools listed in Schedule 4 – Tool List.

8. **Completion of Work:** A Work Order shall be deemed to be completed when the requested Product or service has been installed or completed and, whenever possible, demonstrated satisfactorily to the Customer and Site is in a condition that fully complies with Rogers' Specifications. Completion of the Work Order includes the correction of any installation deficiency that may be found at the Site, with special emphasis upon the elimination of any worn or corroded Materials, as well as any loose connections, that are likely to lead to service problems in the future Should it not be possible for the technician to complete all Services necessary at the Site, the unresolved problems should be noted on the Work Order in the appropriate manner and the Work Order should be referred to the appropriate Rogers representative for further action. The Contractor is required to, as an integral part of the Service activity, assign appropriate task codes and record data concerning the Service performed pursuant to the Work Order.

9. **Maintenance of Work Appointments:** To provide its customers with the most convenient possible service, Rogers may schedule specific appointments for Services to be performed at a Site. The Contractor shall meet such appointment schedules. Should circumstances prevent the completion of Services as scheduled, the Contractor shall notify Rogers in advance of the original appointment time such that alternate arrangements can be made between Rogers and the customer.

10. **Technician Training:** The Contractor agrees to ensure that 100% of all persons performing the Work have successfully completed all applicable courses of the "Rogers Cable College" or equivalent course requirements, as set out in the within Schedule, Only "Rogers Cable College" certified technicians will be permitted to perform the Work. All costs associated

10·2

with "Rogers Cable College" shall be borne by the Contractor. Rogers reserves the right to require that technicians complete additional certification and testing.

11. **Contractor Technicians' Unauthorized Service:** Contractor's employee shall not perform any unauthorized Rogers Services unless pre-approved by Rogers' Customer Service Managers.

12. **Changes to the Statement of Work:** Rogers reserves the right to make adjustment or changes in the procedure, training, and statement of work from time to time. Rogers will provide ninety (90) days notice to make such changes.

10.2

**SCHEDULE 3**
**INSTALLATION TASK CODE FEES**

The following are all Service activities. Rogers reserve rights to change the description and fee of each task code from time-to-time.

**[Table Omitted]***

10.2

**SCHEDULE 4**

**TOOLS SCHEDULE**

## 1. CABLE – HI-SPEED INTERNET

**Diagnostics Tools**

Mandatory: (following tools should be equipped in each truck.)

- Field strength meter, e.g., Wavetek 4040D or equivalent (860MHz)
- Microscanner Pro (Fluke)
- Specialty Services Test Equipment (i.e. DTV, HSI Modem)
- Polarity test unit
- Time Domain Reflectometer (TDR)
- High-Definition / Standard-Definition Television
- Signal leakage detector (Searcher Plus)
- VOM (Volt Ohm Meter)
- Ethernet port tester
- FSMS / MPA

Optional: (following tools should be accessible to technicians.)

- Fault Locator

**Basic Tools per Truck**

| | |
|---|---|
| Cordless Hammer Drill | Multi-slot Screwdriver |
| Tool Pouch | #1 Robertson Screwdriver |
| Tool Belt | #2 Robertson Screwdriver |
| 1/2 by 7/16th Wrench | Small Slot Screwdriver |
| Reel Stand | Phillips Screwdriver |
| Shovel | Drywall Saw |
| Fish Tape ( Metal) | AA Alkaline Batteries |
| Terminator Tool | Install Apron |
| 6" Needle Nose Pliers | 1/4"Drill Bit X 18" |
| Linesman Pliers | 3/8" Drill Bit X 18" |
| Channel Lock Pliers | 3/8" Drill Bit |
| Ladder 16 Foot | 3/16" Drill Bit |
| Ladder 28 Foot | 5/16" Drill Bit |
| Ladder Rack | 1/4" Drill Bit |
| Hacksaw | 11U Crimp Tool |
| Cable Stapler | 59/6U Prep Tool |
| 100' Extension Cord | 11U Prep Tool |
| Tool Box | Mini Hex Crimp |
| Splicer Knife | Cable Cutters (Kleincable) |
| 59/6U Crimp Tool | Diagonal Cutters |
| Ped Wrench | Toner |
| | |

## 2. ROGERS HOME PHONE TOOL LISTS

### Diagnostics Tools per Truck

| Tool | Rogers RCPC # | Use | Model |
|---|---|---|---|
| Butt Set | 4T2-4007-8A | Test set used for monitoring and testing the inside home wiring including inbound/outbound test calls | Harris TS22 |
| Tone Generator and Probe Set (Tempo – 77HP + 200EP) | 4T2-4000-BU | Standard wire identificator – with high-power tone generator and inductive amplifier – used to identify cable/conductor within a bundle, at across connect panel or at remote ends. | P&T |
| Punch Down Tool (with 66 & 110 blades) | 4T2-4002-8A | Essential tool for terminating wiring at distribution blocks – used for both SFU and MDU applications. Easy to use and includes two types of blades. | Harris |
| Punch Down Blades | 4T2-4003-8A | Blade for punching down wires at BIX distribution blocks | Harris |
| Banjo Adapter (6 wire) | 4T2-4004-8A | Permits testing on working lines without service disruption and helps determine whether the trouble is the phone or in the line. Features replaceable test leads. Attach toners and butt-in sets. | Harris |
| BIX Clip | 4T2-4000-BV | Adapter for directly testing BIX Blocks | |
| Telecom Probe/Hook | 4T2-4005-8A | The probe end can be used to check for loose or damaged connections or to spread apart wires for direct access. The pic end is used for tracing or pulling wires from a bunch or picking one wire off a flat surface. | Harris |
| Wire Stripper (16-26 AWG) | 4T2-4000-9M | Easy strips any house inside wire. | Charles Jones Industrial |
| Phone Wire Stapler T25 & T18 | 4T3-1001-40 | Essential for stapling the CAT3 - 4 pair / CAT3 - 2 pair wire cable. | Charles Jones Industrial |
| Scotch Lock Crimper | 4T2-4000-H1 | | Charles Jones Industrial |

## 3. ROGERS AUTHORIZED MATERIALS

**Material**

Wire Cat3 - UTP - 2 pair -Inside (CMR) -1000 ft/Pull-Pac® Carton (PP)
Wire Cat3 - UTP - 4 pair -Outside (CMX) -183m/Pull-Pac® Carton (PP)
Jumper wire (Cross Connect) - 1 pair - 1000 ft/reel
Flat satin cord - 2 paris - in length of 3ft - with RJ11 on both sides
Flat satin cord - 2 paris - in length of 7ft - with RJ11 on both sides
Flat satin cord - 2 paris - in length of 15ft - with RJ11 on both sides
Jacks - 1RJ11 - surface mount - white
Jacks - 1RJ11 - surface mount - ivory
Wall plate - 1RJ11 jack - white
Wall plate - 1RJ11 jack - ivory
Wall plate - 2RJ11 jack - white
Wall plate - 2RJ11 jack - ivory
4 contact universal jack - white - for MDU phone
RJ11 4 contact plugs - for solid round cable
Block 66 type - 3 pair
Connector UR 2 red, 19-26 AWG, gel filled - 100/box
9 Volt Alakaline Battery - for 701k Tone & Probe set
Bit drill 1/4" by 18"
Staples for T18 Gun Stapler - 1000/box
Staples for T25 Gun Stapler - 1000/box
10 Connector BIX Type Mount
BIX Type connector 25pr., 5pr. Marking
BIX Type designation strip
Labels for NWT20A - 5 / sheet - White

## 4. SAFETY MATERIALS

| | |
|---|---|
| Hard Hat( Check Expiry Date) | Pole Strap |
| Liner for Hard Hat | Leather Work Gloves (Linesman) |
| Safety Glasses | High Voltage Gloves (Check Expiry Date) |
| Safety Vest | Hand Line |
| Safety Boots | Fire Extinguisher |
| Safety Boots Studs (Super Soles) | First Aid Kit |
| 4 Arm & Leg Band Reflectors | Flashlight |
| Body Belt ( Check Expiry Date) | Pole Top Rescue Kit (NB & NF) |

5. Rogers reserves right to update all the authorized materials, required tools and equipments.

10.2

## SCHEDULE 5
## ROGERS APPROVED WIRELESS UNITS

**Wireless Card**
Sierra Wireless Aircard 750

All units must be mounted and stored according to all Rogers Health and Safety Standards as set out in Schedule 2.

10.2

**SCHEDULE 6**
**PERFORMANCE**

Contractor agrees to adhere to the following Key Performance Indicators:

**(1) Repeat Service Calls Percentage**

Target: TBD

Chargeback: For any excess over the target percentage, a chargeback based on the incremental number of repeat truck rolls will be charged.

**(2) Repeat Installation Percentage**

Target: TBD

Chargeback: For any excess over the target percentage, a chargeback based on the incremental number of repeat truck rolls will be charged.

**(3) Technician on time arrival at the beginning of their shift**

Target: TBD

Chargeback: For each time a technician is not on-site at the beginning of their shift (excludes reasonable exceptions at the discretion of Rogers, such as storm delay or dispatch system malfunction), a chargeback will be applied.

**(4) Inspection Pass Rates**

Target: 100%

Chargeback: For each fail on an inspection, a chargeback will applied.

Rogers reserves the right to make changes to the Key Performance Indicators during the term of this Agreement, in its sole and absolute discretion, on thirty (30) Days notice.